UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 17, 2025

Sonim Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38907	94-3336783
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4445 Eastgate Mall, Suite 200,

San Diego, CA 92121

(Address of principal executive offices, including Zip Code)

(650) 378-8100

(Registrant’s telephone number, including area code)

Not applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each Class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	SONM	The Nasdaq Stock Market LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On July 17, 2025, Sonim Technologies, Inc. (the “Company” or “Sonim”) entered into an asset purchase agreement (the “Asset Purchase Agreement”) by and among the Company, as seller, Pace Car Acquisition LLC, as buyer, (the “Buyer”), the Seller Representative named in the Asset Purchase Agreement, and, Social Mobile Technology Holdings LLC (the “Parent”), solely for the purpose of guaranteeing complete payment and performance obligations of the Buyer contained in the Asset Purchase Agreement.

Pursuant to the Purchase Agreement, the Buyer agreed to acquire substantially all assets of the Company and its subsidiaries related to the Company’s enterprise 5G solutions business, including rugged handsets, smartphones, wireless internet devices, software, services, and accessories (collectively, the “Business”) for a purchase price of $15 million in cash, subject to (i) customary working capital, indebtedness and transaction expense adjustments (referred to in the Asset Purchase Agreement as the “Adjustment Amount,” which may be a positive or a negative number) and (ii) up to $5 million in the form of an earn-out payment (the “Earn-Out Payment”), if earned.

Earn-Out

The Earn-Out Payment, if any, will be determined based on the performance of the Business during the twelve-month period beginning July 1, 2025, and ending June 30, 2026. If, during such period, the Business generates Net Revenue (as defined in the Asset Purchase Agreement) in excess of $70 million, the Company will be entitled to receive an amount equal to 50% of the Net Revenue above such threshold, calculated in accordance with the terms of the Asset Purchase Agreement, provided that the Earn-Out Payment will not exceed $5 million. For purposes of the Asset Purchase Agreement, “Net Revenue” generally means the gross revenue of the Business determined in accordance with U.S. generally accepted accounting principles (“GAAP”) minus (a) customary trade, quantity and cash discounts actually taken; (b) credits, allowances, rebates and chargebacks for returns, rejections, damaged goods and billing errors; (c) outbound freight, insurance, customs duties and other transportation charges directly related to such sales; (d) sales, value-added, use and similar taxes (other than income taxes) collected from customers and remitted to the appropriate taxing authority; and (e) any other items that, in accordance with GAAP, are specifically and solely deductible from gross revenue to arrive at net revenue.

Reverse Merger

The Asset Purchase Agreement permits the Company to pursue a reverse merger (“RTO”) with the currently anticipated target or an alternative target, provided that any such transaction is complementary to and not a substitute for the transactions contemplated by the Asset Purchase Agreement.

No Solicitation and Change of Recommendation

The Asset Purchase Agreement includes covenants requiring the Company not to, directly or indirectly (i) solicit, initiate, knowingly encourage, or knowingly induce any Alternative Transaction (as defined in the Asset Purchase Agreement), (ii) engage in discussions or negotiations regarding any Alternative Transaction, or (iii) enter into any letter of intent, term sheet, memorandum of understanding, or other agreement relating to any Alternative Transaction. However, prior to the obtaining of the stockholder approval of the Asset Purchase Agreement (the “Stockholder Approval”), a customary “fiduciary out” provision allows the Company, under certain specified circumstances, to provide information to, and participate in discussions and engage in discussions or negotiations with, third parties with respect to an acquisition proposal if the Company complied with certain notice and other requirements and the board of directors of the Company (or the Special Committee, as applicable) determines in good faith (in each case after consultation with its outside legal counsel and financial advisors), taking into account the legal, financial, regulatory and other aspects of such proposal, that such proposal would be more favorable to the Company’s stockholders from a financial point of view than the consummation of the Asset Purchase Agreement and is reasonably capable of being consummated, (a “Superior Proposal”). Negotiations related to an RTO are expressly excluded from the no-solicitation covenant.

Closing Conditions

The completion of the Asset Purchase Agreement is subject to the satisfaction of certain closing conditions, including (i) the Stockholder Approval, (ii) accuracy of the representations and warranties of the parties, (iii) the absence of any order, injunction or law prohibiting consummation of the Asset Purchase Agreement and (iv) receipt by the Company of certain third-party consents. The consummation of the Asset Purchase Agreement is not subject to any financing condition.

Termination; Termination Fee

The Asset Purchase Agreement may be terminated in certain circumstances, including:

(i)	by mutual written agreement of the parties;

(ii)	by either party if there is a non-appealable order of court or a governmental authority prohibiting, enjoining, restricting, or making illegal the transactions contemplated by the Asset Purchase Agreement or, if the consummation of the Asset Purchase Agreement is otherwise illegal or prohibited by any applicable law (the “Illegality”);

(iii)	by either party if the Stockholder Approval is not obtained;

(iv)	by either party if the Asset Purchase Agreement is not consummated within one hundred eighty (180) calendar days after the date of the execution of the Asset Purchase Agreement, i.e., January 13, 2026 (the “Outside Date”);

(v)	by either party in the event of the other party’s material breach or non-performance of certain representations, warranties, and covenants of the Asset Purchase Agreement (a “Material Breach”);

(vi)	by Buyer in the event the Company’s board elects not to recommend that the Company’s stockholders approve and adopt the Asset Purchase Agreement or the Company breaches its non-solicitation obligations; and

(vii)	by the Company, if prior to obtaining the Stockholder Approval, its board of directors elects to proceed with an Alternative Transaction as a result of a Superior Proposal (together with item (vi) above, the “Adverse Recommendation”).

The Company will be obligated to pay to the Buyer an amount equal to the transaction expenses reasonably incurred by the Buyer and its affiliates, plus a termination fee equal to $1 million within three business days following the termination of the Asset Purchase Agreement, if the latter is terminated because of:

(i)	the Asset Purchase Agreement is not consummated on or before the Outside Date;

(ii)	the Company’s Material Breach;

(iii)	the Illegality;

(iv)	the Stockholder Approval is not obtained; or

(v)	the Adverse Recommendation.

Other Terms

The Asset Purchase Agreement contains customary representations and warranties of the parties. Additionally, the Company has agreed to certain covenants, including, among others, (i) covenants relating to the conduct of its business during the interim period between the execution of the Asset Purchase Agreement and its consummation and (ii) not to engage in specified types of transactions or take specified actions during such period unless agreed to in writing by the Buyer.

The foregoing summary of the Asset Purchase Agreement and transactions contemplated thereby does not purport to be complete and is qualified in its entirety by the full text of the Asset Purchase Agreement, a copy of which is filed as Exhibit 2.1 hereto and incorporated by reference herein.

A copy of the Asset Purchase Agreement and the foregoing description have been included to provide investors with information regarding its terms. They are not intended to provide any other factual information about the Company, Parent, Buyer, or their respective affiliates. The representations, warranties and covenants contained in the Asset Purchase Agreement were made solely for purposes of the Asset Purchase Agreement as of the specific dates therein, were made solely for the benefit of the parties to the Asset Purchase Agreement, are subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Asset Purchase Agreement instead of establishing these matters as facts, and are subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties, and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Asset Purchase Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. Accordingly, the Asset Purchase Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company, Parent and Buyer and the transactions contemplated by the Asset Purchase Agreement that will be contained in or attached to the proxy statement or a registration statement that the Company will file in connection with the transactions contemplated by the Asset Purchase Agreement, as well as in other filings that the Company will make with the SEC.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

2.1+#	Asset Purchase Agreement dated as of July 17, 2025

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

+	Certain portions of this exhibit (indicated by [***]) have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K because the registrant has determined that such redacted information is not material and is the type that the registrant treats as private or confidential.

#	Certain schedules and attachments have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish a copy of such schedules and attachments to the SEC upon its request

Forward-Looking Statements

This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements relate to, among other things, the statements relating to the timing of the consummation of the Asset Purchase Agreement, the probability of the Earn-Out Payment, and the ability of the Company to consummate an RTO in addition to the Asset Purchase Agreement. These forward-looking statements are based on Sonim’s current expectations, estimates, and projections about its business and industry, management’s beliefs, and certain assumptions made by Sonim, all of which are subject to change. Forward-Looking statements generally can be identified by the use of forward-looking terminology such as “achieve,” “aim,” “ambitions,” “anticipate,” “believe,” “committed,” “continue,” “could,” “designed,” “estimate,” “expect,” “forecast,” “future,” “goals,” “grow,” “guidance,” “intend,” “likely,” “may,” “milestone,” “objective,” “on track,” “opportunity,” “outlook,” “pending,” “plan,” “position,” “possible,” “potential,” “predict,” “progress,” “promises,” “roadmap,” “seek,” “should,” “strive,” “targets,” “to be,” “upcoming,” “will,” “would,” and variations of such words and similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements.

Factors that may cause actual results to differ materially include, but are not limited to, the following: the risk associated with Sonim’s ability to obtain the approvals of its stockholders required to consummate the Asset Purchase Agreement; risks associated with Sonim’s ability to find and RTO target and enter into an RTO; risks related to the timing of the closing of the Asset Purchase Agreement, including the risk that the conditions to the transactions contemplated thereby are not satisfied on a timely basis or at all or the failure of the Asset Purchase Agreement to close for any other reason or to close on the anticipated terms, including the anticipated tax treatment; the possibility that competing offers or acquisition proposals for the Company will be made; the occurrence of any event, change or other circumstance that could give rise to the termination of the definitive transaction agreement relating to the proposed transaction, including in circumstances which would require the Company to pay a termination fee; the effect of the announcement or pendency of the proposed transaction on the Company’s ability to attract, motivate or retain key executives and associates, its ability to maintain relationships with its customers, vendors, service providers and others with whom it does business, or its operating results and business generally; the availability of cash on hand; potential material delays in realizing projected timelines; Sonim’s material dependence on its relationship with a small number of customers who account for a significant portion of Sonim’s revenue; Sonim’s entry into the data device sector could divert our management team’s attention from existing products; risks related to Sonim’s ability to comply with the continued listing standards of the Nasdaq Stock Market and the potential delisting of Sonim’s common stock; Sonim’s ability to continue to develop solutions to address user needs effectively, including its next-generation products; Sonim’s reliance on third-party contract manufacturers and partners; Sonim’s ability to stay ahead of the competition; Sonim’s ongoing transformation of its business; the variation of Sonim’s quarterly results; the lengthy customization and certification processes for Sonim’s wireless carries customers; various economic, political, environmental, social, and market events beyond Sonim’s control, as well as the other risk factors described under “Risk Factors” included in Sonim’s most recent Annual Report on Form 10-K and any subsequent quarterly filings on Form 10-Q filed with the Securities and Exchange Commission (available at www.sec.gov). Sonim cautions you not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Sonim assumes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this report, except as required by law.

Additional Information and Where to Find It

This communication relates to the proposed transaction involving Sonim. This communication does not constitute a solicitation of any vote or approval. In connection with the proposed transaction, Sonim plans to file with the SEC a proxy statement (the “Proxy Statement”) relating to a special meeting of its stockholders and may file other documents with the SEC relating to the proposed transaction, including a prospectus. This communication is not a substitute for the Proxy Statement or any other document that Sonim may file with the SEC or send to its stockholders in connection with the proposed transaction. Before making any voting decision, stockholders of Sonim are urged to read the Proxy Statement in its entirety when it becomes available and any other relevant documents filed or to be filed with the SEC and any amendments or supplements thereto and any documents incorporated by reference therein, because they will contain important information about the proposed transaction and the parties to the proposed Transaction. Any vote in respect of resolutions to be proposed at a stockholder meeting of Sonim to approve the proposed transaction or related matters, or other responses in relation to the proposed transaction, should be made only on the basis of the information contained in the Proxy Statement. Investors and security holders will be able to obtain the Proxy Statement and other documents Sonim files with the SEC (when available) free of charge at the SEC’s website (http://www.sec.gov) or at Sonim’s investor relations website (https:// https://ir.sonimtech.com/) or by e-mailing Sonim at ir@sonimtech.com.

Participants in the Solicitation

Sonim and its respective directors, executive officers, and other members of their management and employees, including Peter Liu (Chief Executive Officer and a director), Clay Crolius (Chief Financial Officer), and Sonim’s directors — James Cassano, Mike Mulica, Jack Steenstra, and George Thangadurai — under SEC rules, may be deemed to be participants in the solicitation of proxies of Sonim’s stockholders in connection with the proposed Transaction.

Stockholders may obtain more detailed information regarding Sonim’s directors and executive officers, including a description of their direct or indirect interests, by security holdings or otherwise, under the captions “Directors, Executive Officers, and Corporate Governance,” “Security Ownership of Certain Beneficial Owners and Management,” and “Certain Relationships and Related Party Transactions” of Sonim’s definitive proxy statement for the 2025 Annual Meeting filed with the SEC on June 18, 2025.

Any subsequent updates following the date hereof to the information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the Proxy Statement and other materials to be filed with the SEC in connection with the proposed Transaction, if and when they become available. These documents will be available free of charge as described above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SONIM TECHNOLOGIES, INC.

Date: July 22, 2025	By:	/s/ Clay Crolius
	Name:	Clay Crolius
	Title:	Chief Financial Officer